Abercrombie & Fitch Co.
Financial Information
(Unaudited)
(in thousands, except per share data, store data, and comparable sales data)

				Fiscal 2020					Fiscal 2021
	2017 (1)	2018	2019	Q1	Q2	Q3	Q4	2020	Q1	Q2	2021

Net sales	$3,492,690	$3,590,109	$3,623,073	$485,359	$698,328	$819,653	$1,122,044	$3,125,384	$781,405	$864,850	$1,646,255

Cost of sales, exclusive of depreciation and amortization	1,408,848	1,430,193	1,472,155	221,214	274,720	295,220	443,025	1,234,179	286,271	301,365	587,636

Gross profit	2,083,842	2,159,916	2,150,918	264,145	423,608	524,433	679,019	1,891,205	495,134	563,485	1,058,619

Stores and distribution expense	1,540,032	1,536,216	1,551,243	322,124	310,370	346,263	412,827	1,391,584	316,608	325,935	642,543

Marketing, general and administrative expense	471,914	484,863	464,615	108,257	97,252	121,000	137,334	463,843	120,947	123,913	244,860

Flagship store exit charges (benefits)	2,393	5,806	47,257	(543)	(3,884)	(8,063)	854	(11,636)	(1,100)	(88)	(1,188)

Asset impairment, exclusive of flagship store exit charges	14,391	11,580	19,135	42,928	8,083	6,329	15,597	72,937	2,664	786	3,450

Other operating (income) loss, net	(16,938)	(5,915)	(1,400)	506	(2,356)	288	(3,492)	(5,054)	(1,418)	(1,848)	(3,266)

Operating income (loss)	72,050	127,366	70,068	(209,127)	14,143	58,616	115,899	(20,469)	57,433	114,787	172,220

Interest expense, net	16,889	10,999	7,737	3,371	7,098	8,808	8,997	28,274	8,606	11,275	19,881

Income (loss) before income taxes	55,161	116,367	62,331	(212,498)	7,045	49,808	106,902	(48,743)	48,827	103,512	152,339

Income tax expense (benefit)	44,636	37,559	17,371	31,533	1,253	5,779	21,646	60,211	6,121	(6,944)	(823)

Net income (loss)	10,525	78,808	44,960	(244,031)	5,792	44,029	85,256	(108,954)	42,706	110,456	153,162

Less: Net income attributable to noncontrolling interests	3,431	4,267	5,602	117	328	1,758	2,864	5,067	938	1,956	2,894

Net income (loss) attributable to Abercrombie & Fitch Co.	$7,094	$74,541	$39,358	$(244,148)	$5,464	$42,271	$82,392	$(114,021)	$41,768	$108,500	$150,268

				Fiscal 2020					Fiscal 2021
	2017 (1)	2018	2019	Q1	Q2	Q3	Q4	2020	Q1	Q2	2021
Net income (loss) per share attributable to Abercrombie & Fitch Co.:
Basic	$0.10	$1.11	$0.61	$(3.90)	$0.09	$0.68	$1.32	$(1.82)	$0.67	$1.77	$2.43
Diluted	$0.10	$1.08	$0.60	$(3.90)	$0.09	$0.66	$1.27	$(1.82)	$0.64	$1.69	$2.32

Weighted-average shares outstanding:
Basic	68,391	67,350	64,428	62,541	62,527	62,558	62,581	62,551	62,380	61,428	61,914
Diluted	69,403	69,137	65,778	62,541	63,286	63,877	64,788	62,551	65,305	64,136	64,803

Hollister comparable sales (2) (3)	8%	5%	(1)%	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided

Abercrombie comparable sales (2) (4)	(2)%	1%	3%	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided

Comparable sales (2)	3%	3%	1%	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided

Shares outstanding	68,195	66,227	62,786	62,284	62,365	62,384	62,399	62,399	61,935	59,692	59,692

Number of stores - end of period	868	861	857	853	854	853	735	735	731	733	733

Gross square feet - end of period	6,710	6,566	6,314	6,285	6,296	6,235	5,232	5,232	5,189	5,150	5,150

(1) Fiscal 2017 was a fifty-three week year.
(2) Comparable sales are calculated on a constant currency basis and exclude revenue other than store and online sales. The Company did not provide comparable sales results for fiscal 2020 or the first quarter of 2021 due to widespread temporary store closures as a result of COVID-19.

(3) Hollister includes the Company's Hollister, Gilly Hicks, and Social Tourist brands.
(4) Abercrombie includes the Company's Abercrombie & Fitch and abercrombie kids brands.
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